Exhibit 99.5

NOTE PURCHASE AGREEMENT

THIS NOTE PURCHASE AGREEMENT, as modified or supplemented, from time to time (this “Agreement”), and dated as of the date of the Buyer’s acceptance set forth in the signature area below, among Context Advantage Master Fund, LP, a Delaware limited liability company (the “Buyer”), and the Borrower identified in the signature area below, establishes the terms and conditions that will govern the purchase of promissory notes by the Buyer from the Borrower.

ARTICLE I

DEFINITIONS

For the purposes of this Agreement, the following terms shall have the meanings indicated:

“Acquicor” means Acquicor Technology Inc., a Delaware corporation.

“AQR Shares” means shares of common stock of Acquicor.

“Borrower” means the Person signing below as Borrower.

“Business Day” means a day on which commercial banks are not authorized or required to close in New York City and on which the Buyer is open for business.

“Collateral” has the meaning given to that term in Section 3.1.

“Exchange Act” has the meaning given to that term in Section 8.2(d).

“First Maturity Date” means May 25, 2008.

“Indemnified Party” has the meaning given to that term in section 9.5.

“Initial Placement Requirement” means, on any date, (i) for Collateral consisting of AQR Shares, fifty percent (50%) of the Value of such Collateral, expressed as a dollar amount and (ii) for any type of Collateral other than AQR Shares, the percentage of the Value of the Collateral, expressed as a dollar amount and determined by the Buyer, from time to time, in its discretion, in either case, denoting the maximum amount of the Notes that may be outstanding on that date.

“Initial Pledged Shares” has the meaning given to that term in Section 3.1(a).

“Interest Rate” means the rate of 15% per annum.

“IPO Letter Agreements” means (a) that certain letter agreement, dated as of March 13, 2006, between the Borrower and ThinkEquity Partners LLC, as representative of the several underwriters, and (b) that certain lock up agreement, dated as of March 13, 2006, between the Borrower and ThinkEquity Partners LLC, as representative of the several underwriters.

“Lien” has the meaning given to that term in Section 4.1.

“Loan Documents” shall mean this Agreement, the guarantee of Gilbert F. Amelio contemplated by Section 8.3, if applicable, the promissory note(s), if applicable, and the other documents delivered by or on behalf of the Borrower pursuant to this Agreement.

“Maturity Dates” means collectively the First Maturity Date and the Second Maturity Date.

“Maximum Amount” means $4,380,882.

“Merger” means the merger of Jazz Semiconductor Inc., a Delaware corporation (“Jazz”), and Joy Acquisition Corp., a Delaware corporation (“Joy”), pursuant to that certain Agreement and Plan of Merger, dated as of September 26, 2006, by and among Acquicor, Joy, Jazz and TC Group, L.L.C. as the Stockholders’ Representative (as defined therein).

“Minimum Interest Amount” means 9.78% of the principal amount of Notes purchased by the Buyer from the Borrower, i.e., $428,450.26 if the Maximum Amount is sold.

“Minimum Placement Amount” means $1,202,300.75.

“Obligations” means, collectively, all of the indebtedness, liabilities and obligations of the Borrower to the Buyer, whether now existing or hereafter arising and whether or not currently contemplated, arising under this Agreement and any other agreement, instrument or document executed in connection herewith (in each case, as amended, modified and renewed from time to time) and the transactions contemplated hereby. The Obligations shall include, without limitation, any principal amount of Notes, interest and other fees, costs and expenses now or hereafter payable by the Borrower to the Buyer pursuant to this Agreement.

“Person” means, any individual, corporation, limited liability company, partnership, limited partnership, limited liability partnership, firm, joint venture, association, organization, trust, state or agency of a state (in each case, whether or not having separate legal personality).

“Pledged Stock” means the Initial Pledged Shares, the Pledged Units and the Subsequently Purchased Shares.

“Pledged Units” has the meaning given to such term in Section 3.1(a).

“Pledged Warrants” has the meaning given to such term in Section 3.1(a).

“Registration Rights” has the meaning given to that term in Section 3.2(a).

“Remedy Event” has the meaning given to that term in Section 8.1.

“Returned Payment” has the meaning given to that term in Section 9.12.

“Second Maturity Date” means May 25, 2009.

“Securities Act” has the meaning given to that term in Section 8.2(c).

“Security Interest” has the meaning given to that term in Section 3.2.

“Subsequently Purchased Shares” has the meaning given to that term in Section 3.1(a).

“Value” means the value assigned to the Collateral by the Buyer, from time to time, in the Buyer’s discretion; provided that, to the extent such Collateral consists of AQR Shares and at the time of such determination the AQR Shares are listed on the American Stock Exchange or another national securities exchange, the Value thereof shall be determined based on the closing sale price of such AQR Shares as reported on the American Stock Exchange, or such other national securities exchange on which common stock of Acquicor is principally listed, on the Business Day preceding the date of determination thereof.

ARTICLE II

ISSUE OF NOTES

2.1 Purchase and Sale of Notes.

(a) The Buyer agrees, upon the terms and subject to the conditions set forth in this Agreement, to purchase promissory notes from the Borrower (each a “Note” and collectively, the “Notes”) in an aggregate principal amount up to the Maximum Amount.

(b) The Borrower may at any time prior to February 23, 2007, request that the Buyer purchase, and the Buyer shall purchase Notes from the Borrower in an aggregate principal amount not to exceed the Maximum Amount; provided that if the Borrower requests the Buyer to purchase any Note or if the Merger is consummated, the minimum aggregate principal amount of Notes requested to be sold by the Borrower to the Buyer shall not be less than Minimum Placement Amount. The purchase price of each Note shall be equal to the initial principal amount thereof.

(c) In order to sell a Note to the Buyer, the Borrower will give the Buyer written notice not later than 2:00 p.m. (New York City time) on the Business Day preceding the desired date of such sale (such desired date being the “Issue Date”); provided, however, that requests for the sale of a Note may, at the discretion of the Buyer, be given with less advance notice than as specified hereinabove. Each such request for the sale of a Note shall be irrevocable, and shall specify (i) the aggregate principal amount of such Note and (ii) the requested Issue Date, which shall be a Business Day.

(d) Not later than 5:00 p.m. (New York City time) on the requested Issue Date the Buyer will pay to the Borrower the purchase price of the Note to be sold to the Buyer. For purposes of this Section 2.1(d), the Buyer will be deemed to have paid such purchase price to the Borrower if the Buyer has authorized its paying agent to forward such purchase price to the Borrower on or before the Issue Date and such payment is made by the Buyer’s paying agent to the Borrower on the Issue Date or the next succeeding Business Day.

(e) The Notes shall, if requested by the Buyer, be evidenced by a global promissory note in such form as the Buyer may reasonably request, and such promissory note shall be entitled to all of the benefits of this Agreement and the other Loan Documents and shall be subject to the provisions hereof and thereof.

2.2 Interest.

(a) The Borrower shall pay interest on the unpaid principal amount of each Note from the Issue Date of such Note until the principal amount thereof shall be paid in full at a rate per annum at all times equal to the Interest Rate. Interest shall be payable in respect of any Note (or portion thereof) on the Maturity Dates, as provided in Section 2.3, with respect to such Note (or portion thereof), or if earlier, upon the prepayment date for such Note (or portion thereof). Interest shall be calculated on the basis of a three hundred sixty-five (365) day year for actual days elapsed.

(b) Upon the occurrence and during the continuance of any Remedy Event, all outstanding principal amounts of the Notes and, to the greatest extent permitted by law, all interest accrued on the Notes and all other Obligations hereunder, shall bear interest at a rate per annum equal to the Interest Rate plus two percent (2%), and, in each case, such default interest shall be payable on demand. To the greatest extent permitted by law, interest shall continue to accrue after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any law pertaining to insolvency or debtor relief.

(c) Nothing contained in this Agreement shall be deemed to establish or require the payment of interest to the Buyer at a rate in excess of the maximum rate permitted by applicable law. If the amount of interest payable to the Buyer would exceed the maximum amount permitted by applicable law, the amount of interest payable shall be automatically reduced to such maximum permissible amount. In the event of any such reduction, if from time to time thereafter the amount of interest payable to the Buyer on any date would be less than the maximum amount permitted by applicable law, then the amount of interest payable to it on such subsequent payment date shall be automatically increased to such maximum permissible amount, provided that at no time shall the aggregate amount by which interest paid for the account of the Buyer has been increased pursuant to this sentence exceed the aggregate amount by which interest paid for its account has theretofore been reduced pursuant to the previous sentence.

2.3 Payments; Prepayments.

(a) Maturity Dates. The Borrower shall pay the 50% of the aggregate principal amount of the Notes on the First Maturity Date, and the remaining principal amount of the Notes on the Second Maturity Date. Each such payment of principal shall be accompanied by all accrued and unpaid interest thereon.

(b) Prepayments. The Borrower may, at its option and at any time, prepay, in whole or in part, the aggregate principal amount of the Notes together with any accrued and unpaid interest thereon. Prepayments shall be applied: first, to pay any outstanding amounts payable by the Borrower pursuant to Article VIII or Article IX; second, to accrued and unpaid interest; third, to reduce the principal amount of Notes due and payable on the First Maturity Date; and fourth, to reduce the principal amount of Notes due and payable on the Second Maturity Date.

(c) Interest Make-Whole. If upon full repayment of the Obligations, the aggregate amount of interest accrued on the Notes (whether paid at the time of full repayment of the Obligations or previously) is less than the Minimum Interest Amount, the Borrower shall pay to the Buyer an amount equal to such shortfall.

2.4 Taxes. All payments by the Borrower under this Agreement shall be made without setoff, counterclaim or other defense, and shall be made free and clear of any restrictions or conditions, and (except as hereinafter provided) without any deduction or withholding for or on account of tax or otherwise. If any such deduction or withholding is required by law to be made from any sum paid or payable to the Buyer, (i) the sum payable by the Borrower shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.4) the Buyer receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant governmental authority in accordance with applicable law.

2.5 Purpose. The Borrower shall use the proceeds of any sale of Notes made hereunder to purchase AQR Shares.

ARTICLE III

GRANT OF SECURITY INTEREST; PLEDGE OF COLLATERAL

3.1 Grant of Security Interest. As security for the full payment and performance of the Obligations, whether now existing or hereafter arising, the Borrower hereby assigns, pledges, grants and conveys to the Buyer a continuing first-priority lien and security interest (the “Security Interest”) on and in the following (collectively, the “Collateral”):

(a) all of the shares of AQR Stock set forth on the signature page hereof (the “Initial Pledged Shares”), all units of Acquicor (the “Pledged Units”), each consisting of one share of AQR Stock and two warrants to acquire shares of AQR Stock set forth on the signature page hereof (such warrants, the “Pledged Warrants”) and all of the shares of AQR Stock purchased by the Borrower with the proceeds of the sale of Notes or upon exercise of the Pledged Warrants (the “Subsequently Purchased Shares”), together with all stock certificates, unit certificates, warrant certificates, options or rights of any nature whatsoever that may be issued or granted by Acquicor to the Borrower in respect of such shares while this Agreement is in effect, including without limitation the rights granted pursuant to that certain Registration Rights Agreement, dated as of March 8, 2006, among the Borrower, Acquicor and the other parties thereto and the Private Placement Unit Purchase Agreement, dated as of March 8, 2006, among the Borrower, Acquicor, ThinkEquity Partners LLC and other parties thereto (the “Registration Rights”); and

(b) all proceeds of any of the property described in clause (i) above, including without limitation, proceeds of proceeds.

3.2 Delivery of Pledged Stock and Pledged Units; Transfer Powers. Promptly after execution of this Agreement (and in any event by February 21, 2007), the Borrower shall deliver to the Buyer each certificate representing the Initial Pledged Shares and the Pledged Units and promptly after the purchase of any Subsequently Purchased Shares, the Borrower shall deliver to the Buyer each certificate representing such Subsequently Purchased Shares. Concurrently with the delivery to the Buyer of any such certificate, the Borrower shall deliver an undated stock power or other transfer power covering each such certificate, duly executed in blank by the Borrower.

3.3 Further Actions.

(a) The Borrower shall take all action that the Buyer requests or is reasonably necessary to ensure that the Buyer has a continuing perfected first-priority Security Interest in the Collateral while this Agreement is in effect. The Borrower hereby authorizes the Buyer (without signature of the Borrower where permitted by applicable law) to file financing statements, continuation statements and other similar filings conforming to the governing Uniform Commercial Code in any state or jurisdiction deemed appropriate by the Buyer, and upon the Buyer’s request, the Borrower hereby agrees to deliver to the Buyer such statements, filings, agreements or other documents as may be required in the Buyer’s judgment, including control agreements and consent agreements, in each case in order to perfect or maintain the perfection of the Security Interest, all in a form the Buyer considers acceptable. If the Borrower fails to deliver to the Buyer any statements, filings, agreements or other documents the Buyer requests, the Buyer may, to the extent permitted by law and without limiting its other rights under this Agreement, execute and/or file such statements, filings, agreements and other documents in the Borrower’s name, as Borrower’s attorney-in-fact. Upon the Buyer’s request, the Borrower shall execute and deliver to the Buyer such statements, filings, agreements or other documents and shall take such other action as the Buyer may request in order to continue or maintain the perfection and priority of the Security Interest under any amendments to the Uniform Commercial Code in effect in any state or jurisdiction deemed appropriate by the Buyer, from time to time, after the date of this Agreement.

(b) Set forth in the signature area below is the location of the jurisdiction of the Borrower’s organization or formation, as well as the Borrower’s chief executive office and, if different, the location of the Borrower’s principal place of business. The Borrower agrees to provide the Buyer with not less than 30 days’ prior written notice of any change of any such location.

(c)  If the Borrower shall, as a result of its ownership of the Collateral, become entitled to receive or shall receive any stock certificate (including, without limitation, any certificate representing a stock dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), unit certificate, warrant certificate, promissory note or other instrument, option or rights, whether in addition to, in substitution of, as a conversion of, or in exchange for any of the Collateral, or otherwise in respect thereof, the Borrower shall accept the same as the agent of the Buyer, hold the same in trust for the Buyer and deliver the same forthwith to the Buyer in the exact form received, duly indorsed by the Borrower to the Buyer, if required, together with an undated stock power, other transfer power or endorsement, as appropriate, covering such certificate, note or instrument duly executed in blank by the Borrower and with, if the Buyer so requests, signature guaranteed, to be held by the Buyer, subject to the terms hereof, as additional collateral security for the Obligations. Any sums paid upon or in respect of the Collateral upon the liquidation or dissolution of Acquicor shall be paid over to the Buyer to be held by it hereunder as additional collateral security for the Obligations, and in case any distribution of capital shall be made on or in respect of the Collateral or any property shall be distributed upon or with respect to the Collateral, in each case pursuant to the recapitalization or reclassification of the capital of Acquicor or pursuant to the reorganization thereof, the property so distributed shall be delivered to the Buyer to be held by it hereunder as additional collateral security for the Obligations. If any sums of money or property so paid or distributed in respect of the Collateral shall be received by the Borrower, the Borrower shall, until such money or property is paid or delivered to the Buyer, hold such money or property in trust for the Buyer, segregated from other funds of the Borrower, as additional collateral security for the Obligations.

3.4 Voting, While No Remedy Event. Unless a Remedy Event has occurred and is continuing, the Borrower shall be permitted to exercise all voting and corporate rights, including the Registration Rights, with respect to the Pledged Stock, provided, however, that no vote shall be cast or corporate right exercised or other action taken which, in the Buyer’s reasonable judgment, would materially impair the Collateral. The Borrower shall promptly, and in any event within five (5) Business Days provide to the Buyer a copy of any proxy statement or other written communication received by the Borrower requesting the Borrower to vote any of the Pledged Stock or exercise any other right or take any other action with respect to the Pledged Stock (other than the definitive proxy statement and other materials relating to the stockholder approval for the Merger and related matters). The Borrower shall not cast a vote or exercise any other right or take any other action with respect to the Pledged Stock unless the Borrower shall have given the Buyer reasonable advance notice thereof. Notwithstanding the foregoing, the Borrower may vote the Pledged Stock in favor of the Merger or in such manner as required pursuant to the IPO Letter Agreement.

3.5 Dividends and Other Distributions, Exercise of Pledged Warrants. Unless a Remedy Event has occurred and is continuing, the Borrower shall be permitted to receive all cash dividends payable (and other distributions made in the ordinary course) in respect of the Pledged Stock; provided, however, any such amounts received by the Borrower shall, within five (5) Business Days after the receipt thereof, be used by the Borrower to prepay or repay the Obligations hereunder. From time to time the Borrower may exercise the Pledged Warrants (but not in a cashless exercise transaction); provided, however, the AQR Shares received upon such exercise shall be delivered to the Buyer, together with appropriate stock powers executed in blank, to be held as Collateral under this Agreement.

3.6 Release of Collateral. At such time as all the Obligations have been indefeasibly paid and performed in full, the Collateral shall be released from the liens created hereby, and this Agreement and all obligations (other than these expressly slated to survive such termination) of the Buyer and the Borrower under this Article III shall terminate, all without delivery of any instrument or performance of any act by any party. At the request and sole expense of the Borrower following such termination, the Buyer shall deliver to the Borrower any Collateral held by the Buyer hereunder, and execute and deliver to the Borrower such documents as the Borrower shall reasonably request to evidence such termination.

3.7 Sale of Pledged Stock. Unless a Remedy Event has occurred and is continuing, the Borrower may direct the Buyer to sell the Pledged Stock in such manner and at such time as the Borrower may reasonably direct; provided that (a) any such sale complies with applicable securities laws, (b) the proceeds of such sale are applied to prepay or repay the Obligations in accordance with Section 2.3, and (c) after any such sale, the Value (as measured on the date of such sale) of the Collateral, after giving effect to any prepayment or repayment of the Obligations, equals or exceeds the Initial Placement Requirement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

To induce the Buyer to enter into this Agreement and to induce the Buyer to extend the credit contemplated hereby, the Borrower represents, warrants and covenants to the Buyer that:

4.1 Collateral. Except for the Buyer’s rights established under this Agreement, the Borrower owns the Collateral free of any security interest, lien or other encumbrance , including, but not limited to, any contract or agreement limiting, restricting or impeding the transfer of the Collateral (each a “Lien”) in favor of any Person (other than the restrictions imposed by the IPO Letter Agreements and restrictions imposed by the securities laws on the transfer of the Pledged Stock). The Security Interest is and shall remain a perfected and valid first- priority lien on and security interest in the Collateral.

4.2 Due Organization. The Borrower is duly organized and validly existing limited liability company under the laws of Delaware and has the power and authority to own its assets and to conduct the business that it conducts; the Borrower is in good standing under the laws of the jurisdiction of its organization or formation and is duly qualified to do business in all jurisdictions in which the nature of its activities requires such qualification.

4.3 Power and Authority; Binding Agreements. The Borrower has the full right, power and authority to make, execute, deliver and perform its obligations under this Agreement and the execution, delivery and performance of the documents contemplated by this Agreement and consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary action on its part. This Agreement constitutes the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms except as (a) the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors’ rights generally, and (b) the enforcement thereof is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

4.4 No Violation. The execution, delivery or performance by the Borrower of this Agreement and the related documents, the consummation of the transactions contemplated by this Agreement, and compliance with the provisions of this Agreement will not (a) violate or conflict with any of its organizational agreements or charter documents or any applicable law, or (b) conflict with, cause a breach of, constitute a default under, be cause for the acceleration of the maturity of, or create or result in the creation or imposition of any Lien, charge or encumbrance (other than in favor of the Buyer) on any of its property under any agreement, notice, indenture, instrument or other undertaking to which it is a party.

4.5 No Consents. No order, consent, license, authorization, recording or registration is required to authorize or is required in connection with the execution, delivery and performance or the legality, validity, binding effect or enforceability of this Agreement, any documents executed in connection with this Agreement or any transactions contemplated by this Agreement.

4.6 No Litigation. There are no actions, suits, litigations, arbitrations, administrative proceedings or investigations pending or threatened against the Borrower or any of the Collateral in which the Borrower has rights that could (a) have a material adverse effect on the business, financial condition, operations, properties or prospects of the Borrower or (b) affect its ability to enter into and perform its obligations under this Agreement or any of the transactions contemplated by this Agreement.

4.7 Full Disclosure. All factual information heretofore, contemporaneously or hereafter furnished in writing to the Buyer by or on behalf of the Borrower for purposes of or in connection with this Agreement is or will be true and accurate in all material respects on the date as of which such information is dated or certified (or, if such information has been updated, amended or supplemented, on the date as of which any such update, amendment or supplement is dated or certified) and not made incomplete by omitting to state a material fact necessary to make the statements contained therein, in light of the circumstances under which such information was provided, not misleading.

4.8 Financial Matters. After giving effect to the consummation of the acquisition of the AQR Shares contemplated by this Agreement, the Borrower (a) has capital sufficient to carry on its businesses as conducted and as proposed to be conducted, (b) has assets with a fair saleable value, determined on a going concern basis, which are (i) not less than the amount required to pay the probable liability on its existing debts as they become absolute and matured and (ii) greater than the total amount of its liabilities (including identified contingent liabilities, valued at the amount that can reasonably be expected to become absolute and matured in their ordinary course), and (c) does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay such debts and liabilities as they mature in their ordinary course.

4.9 Regulated Industries. The Borrower is not (i) an “investment company,” a company “controlled” by an “investment company,” or an “investment advisor,” within the meaning of the Investment Company Act of 1940, as amended, or (ii) a “holding company,” a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

4.10 Security Interests. The provisions of this Agreement are and will be effective to create in favor of the Buyer a valid and enforceable security interest in and Lien upon all right, title and interest of the Borrower in and to the Collateral, and upon (i) the initial extension of credit hereunder, (ii) the filing of appropriately completed Uniform Commercial Code financing statements and continuations thereof in the jurisdictions specified therein and (iii) the possession by the Buyer of any certificates evidencing the securities pledged thereby, duly endorsed or accompanied by duly executed stock powers, such security interest and Lien shall constitute a fully perfected and first priority security interest in and Lien upon such right, title and interest of the Borrower in and to such Collateral, to the extent that such security interest and Lien can be perfected by such filings, actions and possession.

ARTICLE V

AFFIRMATIVE COVENANTS

Until this Agreement has terminated and all Obligations have been indefeasibly paid and performed in full, the Borrower shall:

5.1 Maintenance of Existence. Preserve and maintain its existence, rights and franchises, if it is a legal Person.

5.2 Compliance with Laws. Comply in all material respects with all applicable laws, statutes, codes, ordinances, regulations, rules, orders, awards, judgments, decrees, injunctions, approvals and permits applicable to it, including without limitation, any announcement of or filings in respect of any purchases of AQR Stock required by applicable law.

5.3 Bankruptcy. Notify the Buyer, in writing, before filing any petition seeking the protection of any bankruptcy, insolvency or any similar statutes.

5.4 Financial and Credit Information. Notify the Buyer immediately, in writing, of (a) any change in its financial condition or prospects that would reasonably be expected to adversely affect its ability to repay or perform any obligation(s) to the Buyer according to the terms of this Agreement, and (b) the occurrence and continuance of any Remedy Event within 5 Business Days after the Borrower obtains knowledge thant any such event has occurred.

5.5 Payment of Obligations. (a) Pay, discharge or otherwise satisfy at or before maturity all liabilities and obligations as and when due (subject to any applicable subordination, grace and notice provisions) and (b) pay and discharge all taxes, assessments and governmental charges or levies imposed upon it, upon its income or profits or upon any of its properties, prior to the date on which penalties would attach thereto, and all lawful claims that, if unpaid, would become a lien upon any of the Collateral; provided, however, that the Borrower shall not be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings.

5.6 Further Assurances. Make, execute, endorse, acknowledge and deliver any amendments, modifications or supplements hereto and restatements hereof and any other agreements, instruments or documents, and take any and all such other actions, as may from time to time be reasonably requested by the Buyer to perfect and maintain the validity and priority of the Liens granted pursuant to this Agreement and to effect, confirm or further assure or protect and preserve the interests, rights and remedies of the Buyer under this Agreement and the other Loan Documents.

ARTICLE VI

NEGATIVE COVENANT

Until this Agreement has terminated and all Obligations have been indefeasibly paid and performed in full, the Borrower will not, without the prior consent of the Buyer (which may be withheld in the Buyer’s discretion): (a) create, incur, assume or suffer to exist any Lien on the Collateral, other than Liens created in favor of the Buyer or liens imposed by the IPO Letter Agreements or restrictions on transfer imposed by the securities laws, including, but not limited to entering into, continuing or extending any contract or agreement in any way limiting, restricting or impeding the pledge or transfer of any of the Collateral; (b) sell, assign, transfer, exchange, lease, lend or dispose of (directly or indirectly, voluntarily, by operation of law or otherwise) or grant any option with respect to, any of the Collateral; (c) create, incur, assume or suffer to exist any indebtedness other than the Obligations; (d) directly or indirectly, purchase, own, invest in or otherwise acquire any capital stock, evidence of indebtedness or other obligation or security or any interest whatsoever in any other Person, or make or permit to exist any loans, advances or extensions of credit to, or any investment in cash or by delivery of property in, any other Person, or purchase or otherwise acquire (whether in one or a series of related transactions) any portion of the assets, business or properties of another Person or create or acquire any subsidiary, or become a partner or joint venturer in any partnership or joint venture, or make a commitment or otherwise agree to do any of the foregoing (other than to purchase Subsequently Purchased Shares; (e) declare or make any dividend or other distribution of cash, property or assets, in respect of any of its equity interests, or of any warrants, rights or options to acquire equity interests, or purchase, redeem, retire or otherwise acquire for value any of its equity interests or any warrants, rights or options to acquire any of its equity interests, or set aside funds for any of the foregoing; or (f) (i) hold any assets other than the AQR Shares, cash and the other assets held by it on the date of this Agreement, (ii) have any liabilities other than (A) liabilities under the Loan Documents, (B) tax liabilities arising in the ordinary course of business and (C) administrative and operating expenses arising in the ordinary course of business, or (iii) engage in any business other than (I) owning the AQR Shares and the other assets owned by it on the date of this Agreement and activities incidental to such ownership, and (II) granting to the Buyer a security interest in and Lien upon the Collateral.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions Precedent to the Initial Sale of Notes. It shall be a condition precedent to the Buyer’s considering making the initial purchase of Notes that the Buyer shall have received:

(a) the delivery of the Initial Pledged Shares; and

(b) such other documents, opinions, certificates and other items as the Buyer may reasonably request.

7.2 Conditions Precedent to All Sales of Notes. It shall be a condition precedent to the Buyer’s purchase of any Note that on the date of such purchase the following statements shall be true:

(a) The Value of the Pledged Stock shall exceed the Initial Placement Requirements (as measured on the date of such purchase of a Note) for the outstanding Obligations;

(b) The representations and warranties contained in Article IV are true and correct on and as of the date of such purchase of a Note; and

(c) No event has occurred or is continuing or would result from the making of such purchase of a Note that would constitute a Remedy Event or an event, act or condition which, with the passage of time or notice, or both, would constitute a Remedy Event.

ARTICLE VIII

REMEDY EVENTS; REMEDIES

8.1 Remedy Events. If any of the following events (each, a “Remedy Event”) occurs, the Buyer, in its discretion, may take any or all of the actions outlined in Section 8.2:

(a) the Borrower fails to make any payment when it is due as required by this Agreement;

(b) the Borrower breaches any provision of this Agreement and such breach shall not have been cured or waived within twenty (20) days after notice thereof from Buyer;

(c) any representation or warranty made or deemed made by the Borrower in this Agreement, any of the other Loan Documents shall prove to have been incorrect, false or misleading in any material respect as of the time made, deemed made or furnished;

(d) the Borrower (i) fails to pay when due (whether by scheduled maturity, acceleration or otherwise and after giving effect to any applicable grace period or notice provisions) any principal of or interest on any indebtedness having an aggregate principal amount of at least $10,000 or (ii) fails to observe, perform or comply with any condition, covenant or agreement contained in any agreement or instrument evidencing or relating to any such indebtedness, or any other event shall occur or condition exist in respect thereof, and the effect of such failure, event or condition is to cause, without regard to any subordination terms with respect thereto, such indebtedness to become due, or to be prepaid, redeemed, purchased or defeased, prior to its stated maturity;

(e) the Borrower (i) files a voluntary petition or commence a voluntary case seeking liquidation, winding-up, reorganization, dissolution, arrangement, readjustment of debts or any other relief under the U.S. Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, (ii) consents to the institution of, or fail to controvert in a timely and appropriate manner, any petition or case of the type described in Section 8.1(f) or (iii) applies for or consents to the appointment of or taking possession by a custodian, trustee, receiver or similar official for or of itself or all or a substantial part of its properties or assets;

(f) any involuntary petition or case is filed or commenced against the Borrower seeking liquidation, winding-up, reorganization, dissolution, arrangement, readjustment of debts, the appointment of a custodian, trustee, receiver or similar official for it or all or a substantial part of its properties or any other relief under the U.S. Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, and such petition or case continues undismissed and unstayed for a period of 60 days; or an order, judgment or decree approving or ordering any of the foregoing is entered in any such proceeding;

(g) the Borrower is insolvent, fails generally, or admits in writing its inability, to pay its debts generally as they become due, stops, suspends or threatens to stop or suspend payment of all or a material part of its debts, begins negotiations or takes any proceeding or other step with a view to readjustment, rescheduling or deferral of all of its indebtedness or any part of its indebtedness, which it would or might otherwise be unable to pay when due, or proposes or makes a general assignment or an arrangement or composition with or for the benefit of its creditors;

(h) an attachment or garnishment writ, or the like, is levied against all or any portion of the Collateral;

(i) any one or more money judgments, writs or warrants of attachment, executions or similar processes is entered or filed against the Borrower in an amount in excess of $25,000 and the same shall not be paid, dismissed, bonded, vacated, stayed or discharged within a period of 60 days or in any event later than five days prior to the date of any proposed sale of such property thereunder; or

(j) if the Borrower is a natural Person, the Borrower, (i) dies, (ii) becomes or is declared (by appropriate authority) incompetent or of unsound mind, or (iii) is indicted or convicted of any crime.

8.2 Remedies.

(a) Upon the occurrence and continuance of a Remedy Event, the Buyer may, at its option: (i) declare the Obligations to be immediately due and payable in full, whereupon the Obligations shall immediately become due and payable in full without presentment, demand, protest, notice of intent to accelerate or other notice or legal process of any kind, all of which are hereby knowingly and expressly waived by the Borrower; and the right of the Borrower to place Notes to the Buyer shall be terminated; provided, however, that in the event of the occurrence of a Remedy Event described in Section 8.1(e), the Obligations shall become immediately due and payable in full without presentment, demand, protest, notice of intent to accelerate or other notice or legal process of any kind, all of which are hereby knowingly and expressly waived by the Borrower; and the right of the Borrower to place Notes to the Buyer shall terminate without any action or declaration on the part of the Buyer; (ii) liquidate any or all of the Collateral; (iii) apply any or all of the Collateral as well as the proceeds of any such Collateral to the Obligations; and (vi) exercise any and all other rights and remedies under this Agreement and applicable law.

(b) The Buyer may exercise any or all of its rights under this Section without further demand for additional Collateral, or notice of sale or purchase, or other notice or advertisement. Any sales or purchases made pursuant to this Section may be made at the Buyer’s discretion on any exchange or other market where such business is usually transacted, or at public auction or private sale, and the Buyer, or its agent, may be the purchaser for the Buyer’s or its agent’s own account.

(c) The Borrower understands and acknowledges that certain of the Pledged Stock may not be eligible for resale under Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”), and that absent an effective registration agreement covering the resale of such Pledged Stock, the Buyer may be compelled to resort to one or more private sales thereof to a restricted group of purchasers that will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. The Borrower acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Buyer shall be under no obligation to exercise any Registration Rights or delay a sale of any of the Collateral for the period of time necessary to permit Acquicor to register such securities for public sale under the Securities Act, or under applicable state securities laws. Without limiting the generality of the foregoing, the Buyer may (i) approach and negotiate with only one or a limited number of potential purchasers, and (ii) restrict the prospective bidders or purchasers to persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to distribution or resale thereof. In the event that any of the Collateral are sold at private sale, the Borrower agrees that if the Collateral is sold for a price which the Buyer in good faith believed to be reasonable, then (i) the sale will be deemed to be commercially reasonable in all respects, (ii) the Borrower will not be entitled to credit against any Obligations to the Buyer in an amount in excess of the purchase price, and (iii) the Buyer will not incur any liability or responsibility to the Borrower in connection therewith, notwithstanding the possibility that a substantially higher price might have been realized at a public sale. It is understood that the giving of any prior demand or call or prior notice of the time and place of such sale or purchase by the Buyer, or its agent, will not be considered a waiver of the Buyer’s right to sell or buy without any such demand, call or notice as provided in this Agreement. In the event the Buyer sells, assigns and delivers or otherwise transfers any of the Collateral, the Borrower will cooperate with the Buyer in taking any and all action that the Buyer deems necessary or appropriate to effect or facilitate such transaction.

(d) The Borrower understands and acknowledges that the Borrower may incur monetary liability to the issuer of certain of the Collateral under Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in connection with a sale of the Collateral, whether initiated by the Borrower or by the Buyer. The Borrower acknowledges that any such liability is strictly personal to the Borrower and agrees to indemnify and hold the Buyer harmless from and against any and all losses, costs, liabilities or expenses arising out of or relating to a purchase or sale of any of the Collateral under Section 16(b) of the Exchange Act at any time whatsoever.

(e) In addition to the Buyer’s rights and remedies described in this Agreement, the Buyer has the right to exercise any one or more of the rights and remedies of a secured creditor under the Uniform Commercial Code as now or hereafter in effect in the State of New York or in any other jurisdiction deemed appropriate by the Buyer. All the rights and remedies that are available to the Buyer under this Agreement are cumulative and are in addition to any and all other rights and remedies that are otherwise available to the Buyer either at law, equity or otherwise. The Buyer may exercise any one or more of such rights and remedies simultaneously or successively.

8.3 Non-Recourse Nature of the Obligations. Notwithstanding anything to the contrary contained herein, above, the Buyer agrees that the Obligations are non-recourse as to the Borrower, (except, if the Merger is not consummated on or before February 23, 2007, the Buyer shall have recourse to the Borrower solely in respect of the Minimum Interest Amount), and that it shall not seek any personal judgment against the Borrower (or against any of its members or other equity holders, officers, directors, employees, agents or representatives) with respect to the Obligations and shall look only to the Collateral pledged hereunder; provided, however, that the foregoing shall not in any way limit, impair or otherwise affect any rights the Buyer may have to proceed against the Borrower (a) for intentional and willful fraud or misrepresentations on the part of or by the Borrower, (b) for any breach of any of the representations, warranties or covenants contained in this Agreement, (c) for any diminution in the value of the Collateral which is caused by the Borrower’s willful acts of waste, (d) any and all expenses incurred by the Buyer in connection with the enforcement of its rights in respect of the Collateral, which expenses the Borrower hereby agrees to pay and (e) for any indemnification amounts payable to the Buyer or the Indemnitees pursuant to Article IX; and provided further that, if the Merger is not consummated on or before February 23, 2007, Gilbert F. Amelio will execute a guarantee agreement reasonably acceptable to Buyer in which he guarantees only the obligation of the Borrower to pay the Minimum Interest Amount.

ARTICLE IX

MISCELLANEOUS

9.1 Expenses. The Borrower agrees (i) to pay or reimburse the Buyer for up to $30,645 of its reasonable out-of-pocket costs and expenses incurred in connection with the negotiation, preparation and execution of, and any amendment, supplement or modification to, this Agreement, including, without limitation, the reasonable fees and disbursements of counsel to the Buyer and search, filing, recording and registration fees and expenses, and (ii) to pay or reimburse the Buyer for all their reasonable costs and expenses incurred or required to be advanced in connection with the administration of the Collateral, the sale or other disposition of Collateral and the enforcement or preservation of any rights under this Agreement and, in and to the Collateral, including, without limitation, the reasonable fees and disbursements of counsel to the Buyer. Such fees, costs and expenses are intended to constitute expenses of administration under any bankruptcy law relating to creditors rights generally. The obligations of the Borrower under this Section shall survive the termination of the other provisions of this Agreement.

9.2  No Waiver. The rights and remedies of the Buyer expressly set forth in this Agreement are cumulative and in addition to, and not exclusive of, all other rights and remedies available at law, in equity or otherwise. No failure or delay on the part of the Buyer in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude other or further exercise thereof or the exercise of any other right, power or privilege or be construed to be a waiver of any Remedy Event. No course of dealing between the Borrower or the Buyer or their respective agents or employees shall be effective to amend, modify or discharge any provision of this Agreement or to constitute a waiver of any Remedy Event. No notice to or demand upon the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of the Buyer to exercise any right or remedy or take any other or further action in any circumstances without notice or demand.

9.3 Waivers. To the extent permitted by applicable law, the Borrower waives its rights to require the Buyer (a) to demand payments of amounts due (known as “presentment”); (b) to give notice that amounts due have not been paid (known as “notice of dishonor”); and (c) to obtain an official certification of nonpayment (known as “protest”).

9.4 Stamp and Other Similar Taxes. The Borrower agrees to pay, indemnify, and hold harmless the Buyer from any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement or the Collateral.

9.5 Indemnity; Damage Waiver.

(a) The Borrower shall indemnify Buyer and each of its agents, advisors and beneficiaries (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) the issue and sale of any Note or the use or proposed use of the proceeds therefrom, or (iii)  any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Credit Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(b) To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any issue or sale of Notes or the use of the proceeds thereof.

(c) All amounts due under this Section 9.5 shall be payable by the Borrower upon demand therefor.

9.6 Interpretation, Etc. Whenever it appears herein, the phrase “in the Buyer’s discretion” or “in its discretion” shall be read as “in the Buyer’s sole and absolute discretion.” Whenever the context may require, the terms used in this agreement shall include the singular or the plural and the feminine, masculine or neuter gender shall include each other gender. References in this Agreement to “Sections” shall be to Sections of this Agreement, unless otherwise specifically provided.

9.7 Successors and Assigns.

(a) This Agreement shall be binding upon and inure to the benefit of the heirs, successors and assigns of all the parties to this Agreement. The Buyer may assign at its sole option all or any part of its rights, obligations and remedies under this Agreement. Any assignee of the Buyer’s rights and obligations shall be entitled to the full benefit of this Agreement to the same extent as if it were an original party in respect of the rights or obligations assigned or transferred to it. The Borrower may not assign its rights or obligations under this Agreement without the prior written consent of the Buyer, which consent may be withheld in the Buyer’s sole and absolute discretion.

(b) The Buyer may at any time change the office through which it is acting for the purpose of this Agreement and may at any time act for this purpose through more than one office.

(c) The Buyer may disclose to a potential assignee or transferee or any other Person who has entered or proposes to enter into contractual arrangements with the Buyer in relation to or concerning this Agreement such information about the Borrower and this Agreement, as it may deem appropriate.

9.8 Amendments. No amendment or waiver of any provision of this Agreement shall be effective unless the same shall be in writing and signed by the Buyer and the Borrower. Any waiver shall be effective only in the specific instance and for the specific purpose for which given.

9.9 Headings. The heading of each provision of this Agreement is for descriptive purposes only and shall not be deemed to modify or qualify any of the rights or obligations described in each such provision.

9.10 Severability. To the extent any provision of this Agreement is prohibited by or invalid under the applicable law of any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity and only in such jurisdiction, without prohibiting or invalidating such provision in any other jurisdiction or the remaining provisions of this Agreement in any jurisdiction.

9.11 Entire Agreement. This Agreement constitutes the entire agreement among the Buyer and the Borrower regarding the matters contemplated by this Agreement, and supersedes any and all prior agreements (whether written or oral).

9.12 Returned Payment. To the extent the Buyer receives any payment with respect to the Obligations, the Notes or this Agreement, and all or any part of such payment is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid by the Buyer or paid over to a trustee, receiver or any other entity, whether under any bankruptcy law or otherwise (any such payment being hereinafter referred to as a “Returned Payment”), this Agreement shall continue to be effective or shall be reinstated, as the case may be, to the extent of such payment or repayment by the Buyer, and the indebtedness or part thereof intended to be satisfied by such Returned Payment shall be revived and continued in full force and effect as if such Returned Payment had not been made.

9.13 Notices. Except as otherwise provided in this Section 9.13, all statements, notices and other communications hereunder shall be in writing and delivered or mailed by registered or certified mail (postage prepaid), by overnight carrier or by personal delivery. Statements, notices and all other communications to the Borrower will be sent to the address set forth on the signature page below or to such other address as may be designated in a written notice delivered in the manner provided herein. Statements, notices and other communications to the Buyer will be sent to the Buyer at such address as is provided by the Buyer, from time to time. Each such statement, notice or other communication shall be deemed delivered and received on the third Business Day after deposit in the U.S. mail, if sent by registered or certified mail, on the next Business Day if sent by overnight carrier or upon delivery if delivered by hand. Notwithstanding the foregoing, unless the Buyer shall require requests under Section 2.1 to be in writing (which the Buyer may do by delivery of a notice to that effect to the Borrower), such requests may be given by the Borrower to the Buyer electronically by email sent to both Michael McNulty at mmcnulty@contextfunds.com and Kelly Sanderson at ksanderson@contextfunds.com.

9.14 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. Signature pages delivered by electronic transmission (including pdf) shall have the same effect as the originally executed signature page.

9.15 GOVERNING LAW. THIS AGREEMENT IN ALL RESPECTS SHALL BE GOVERNED BY AND INTERPRETED UNDER THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT REGARD TO ANY CONFLICT OF LAW PROVISION THEREOF THAT MIGHT PREVENT THE OPERATION OF THIS SECTION 9.15.

9.16 WAIVER OF JURY TRIAL. EXCEPT TO THE EXTENT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, THE BORROWER HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING OR WHETHER IN CONTRACT OR TORT OR OTHERWISE. THE BORROWER ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE BUYER THAT THE PROVISIONS OF THIS SECTION CONSTITUTE A MATERIAL INDUCEMENT UPON WHICH THE BUYER HAS RELIED, IS RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND ANY DOCUMENT RELATED THERETO. THE BUYER MAY FILE AN ORIGINAL COUNTERPART OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE BORROWER, AS THE CASE MAY BE, TO THE WAIVER OF ITS RIGHTS TO TRIAL BY JURY.

9.17 SUBMISSION TO JURISDICTION. THE BORROWER HEREBY IRREVOCABLY SUBMITS ITSELF TO THE JURISDICTION OF THE STATE COURTS OF THE STATE OF NEW YORK IN NEW YORK COUNTY AND TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF BROUGHT BY THE BUYER OR ITS SUCCESSORS OR ASSIGNS. THE BORROWER, TO THE EXTENT PERMITTED BY APPLICABLE LAW, (A) HEREBY WAIVES AND AGREES NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE, IN ANY SUCH SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT SUBJECT PERSONALLY TO THE JURISDICTION OF THE ABOVE-NAMED COURTS, THAT ITS PROPERTY IS EXEMPT OR IMMUNE FROM ATTACHMENT OR EXECUTION, THAT THE SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE SUIT, ACTION OR PROCEEDING IS IMPROPER OR THAT THIS AGREEMENT OR THE SUBJECT MATTER HEREOF MAY NOT BE ENFORCED IN OR BY SUCH COURT, AND (B) HEREBY WAIVES THE RIGHT TO ASSERT IN ANY SUCH SUIT, ACTION OR PROCEEDING ANY OFFSET OR COUNTERCLAIM, EXCEPT COUNTERCLAIMS THAT ARE COMPULSORY. THE BORROWER HEREBY CONSENTS TO THE SERVICE OF PROCESS BY MAIL AT THE ADDRESS OF SUCH PARTY SET FORTH IN THE SIGNATURE AREA BELOW CONTEMPLATED BY THIS AGREEMENT. THE BORROWER AGREES THAT ITS SUBMISSION TO JURISDICTION AND CONSENT TO SERVICE OF PROCESS BY MAIL IS MADE FOR THE EXPRESS BENEFIT OF THE BUYER. FINAL JUDGMENT AGAINST THE BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING SHALL BE CONCLUSIVE, AND MAY BE ENFORCED IN ANY OTHER JURISDICTION (X) BY SUIT, ACTION OR PROCEEDING ON THE JUDGMENT, A CERTIFIED OR TRUE COPY OF WHICH SHALL BE CONCLUSIVE EVIDENCE OF THE FACT AND OF THE AMOUNT OF THE INDEBTEDNESS OR LIABILITY OF THE BORROWER OR (Y) IN ANY OTHER MANNER PROVIDED BY OR PURSUANT TO THE LAWS OF SUCH OTHER JURISDICTION; PROVIDED, HOWEVER, THAT THE BUYER MAY AT ITS OPTION BRING SUIT OR INSTITUTE OTHER JUDICIAL PROCEEDINGS AGAINST THE BORROWER OR ANY OF ITS ASSETS IN ANY STATE OR FEDERAL COURT OF THE UNITED STATES OR OF ANY COUNTRY OR PLACE WHERE SUCH SUBMITTING PARTY OR SUCH ASSETS MAY BE FOUND.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date this Agreement is executed by the Borrower and the Buyer.
BORROWER:

a.	Name (if entity, please provide legal name as it appears in organizational documents; e.g., certificate of incorporation, partnership agreement):

Acquicor Management LLC

b.	Trade name (if different): ________________________________________________

c.	Print address of principal residence (if individual), or principal place of business and, if different, chief executive offices (if entity):

4910 Birch St. #102
Newport Beach, CA 92660

d.	Jurisdiction of organization or formation (if entity): Delaware

e.	Initial Pledged Shares: 2,141,377

f.	Pledged Units: 143,034

g.	Signature:

By: /s/ Gilbert F. Amelio
Name: Gilbert F. Amelio Title: Manager
Date: February 14, 2007

BUYER:

CONTEXT ADVANTAGE MASTER FUND, LP

By: /s/ William Fertig

Name: William Fertig
Title: Chief Investment Officer

Date: February 14, 2007

Address:
c/o Context Capital Management, LLC
289 Greenwich Ave
Greenwich, CT 06830